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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Enterprise Products Partners L.P. and Enterprise Products Operating L.P.'s (i) Registration Statement
No. 333-36856 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-56082 of Enterprise Products Partners L.P. and Enterprise Products Operating L.P. on Form S-3; and (iii) Registration Statement No. 333-82486 of Enterprise Products Partners L.P. on Form S-8 of our reports dated March 8, 2002, appearing in the respective Annual Reports on Form 10-K of Enterprise Products Partners L.P. and Enterprise Products Operating L.P. for the year ended December 31, 2001.


/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 25, 2002